U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2019

INTEGER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5830 Granite Parkway, Suite 1150, Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 618-5243

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (e). Integer Holdings Corporation (the “Company”) today announced that Antonio Gonzalez has stepped down as the President of the Company’s Cardiac Rhythm Management & Neuromodulation (“CRM&N”) product line effective immediately. Mr. Gonzalez is expected to continue to be employed by the Company until January 3, 2020, at which date he will separate from service with the Company. In connection with Mr. Gonzalez’s separation, (i) he will receive cash severance payments in the aggregate amount of $320,000, (ii) he will remain eligible to receive a pro-rated bonus under the Company’s short-term incentive compensation plan for the Company’s 2019 fiscal year, and (iii) all of the outstanding unvested performance-based equity awards held by Mr. Gonzalez will remain eligible for vesting on a pro-rated basis based upon achievement of the performance goals, in accordance with the terms of the Company’s stock incentive plans. These severance benefits are subject to Mr. Gonzalez signing a separation agreement with the Company containing customary release provisions.
The Company also announced that Joel Becker has been hired to serve as the President of the Company’s CRM&N product line. Mr. Becker, age 51, had a nearly 20-year career with St. Jude Medical, including serving as President of St. Jude Medical’s Americas Division, responsible for Cardiac Rhythm Management, Electrophysiology, Vascular, Structural Heart and Neuromodulation. Mr. Becker will apply his extensive healthcare experience, product knowledge, customer and competitor insights and industry relationships to build on CRM&N’s strong performance as the company executes its strategy to achieve above market growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	April 24, 2019	INTEGER HOLDINGS CORPORATION

		By:	/s/ Jason K. Garland
Jason K. Garland
Executive Vice President and Chief Financial Officer